Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

POGO PRODUCING COMPANY

AND

POGO OVERSEAS PRODUCTION B.V.,

AS SELLERS,

AND

PTTEP OFFSHORE INVESTMENT COMPANY LIMITED,

AND

MITSUI OIL EXPLORATION CO., LTD.

AS PURCHASERS,

AND

PTT EXPLORATION AND PRODUCTION PUBLIC COMPANY LIMITED,

AS GUARANTOR FOR

PTTEP OFFSHORE INVESTMENT COMPANY LIMITED

Dated as of June 17, 2005.

i

Section 5.15	Insurance

ARTICLE 6. CONDITIONS TO CLOSING
Section 6.1	Conditions of Sellers to Closing
Section 6.2	Conditions of Purchasers to Closing

ARTICLE 7. CLOSING
Section 7.1	Time and Place of Closing
Section 7.2	Obligations of Sellers at Closing
Section 7.3	Obligations of Purchasers at Closing
Section 7.4	Casualty or Condemnation Loss

ARTICLE 8. TAX MATTERS
Section 8.1	Liability for Taxes
Section 8.2	Preparation and Filing of Tax Returns
Section 8.3	Allocation Arrangements
Section 8.4	Access to Information.
Section 8.5	Tax Proceedings
Section 8.6	Refunds
Section 8.7	Conflict
Section 8.8	Section 338(g) Elections

ARTICLE 9. TERMINATION AND AMENDMENT
Section 9.1	Termination
Section 9.2	Effect of Termination

ARTICLE 10. INDEMNIFICATION; LIMITATIONS
Section 10.1	Indemnification
Section 10.2	Indemnification Actions
Section 10.3	Limitation on Actions

ARTICLE 11. MISCELLANEOUS
Section 11.1	Counterparts
Section 11.2	Notices
Section 11.3	Sales or Use Tax, Recording Fees and Similar Taxes and Fees
Section 11.4	Expenses
Section 11.5	Change of Name
Section 11.6	Replacement of Bonds, Letters of Credit and Guarantees
Section 11.7	Records
Section 11.8	Governing Law
Section 11.9	Arbitration
Section 11.10	Captions
Section 11.11	Waivers
Section 11.12	Assignment

Section 11.13	Entire Agreement
Section 11.14	Amendment
Section 11.15	No Third-Person Beneficiaries
Section 11.16	References
Section 11.17	Construction
Section 11.18	Limitation on Damages
Section 11.19	Confidentiality
Section 11.20	PTTEP Guarantee

Index of Defined Terms

Defined Term	Section

9A Concession	1.2(i)
AAA	11.9
Accounting Principles	1.2(a)
Affiliate	1.2(b)
Agreement	Preamble
Assets	1.2(c)
Balance Sheet Date	1.2(d)
Balance Sheets	1.2(e)
B8/32 Concession	1.2(i)
B8/32 Partners	Recitals
B8/32 Partners Balance Sheet	3.4(g)
B8/32 Partners Interests	Recitals
B8/32 Shareholders Agreement	3.4(d)
Business Day	1.2(f)
Chevron’s Operator Rights	1.2(g)
Claim	10.2(b)
Claim Notice	10.2(b)
Closing	7.1
Closing Date	7.1
Code	1.2(h)
Concession	1.2(i)
Confidentiality Agreement	1.2(j)
Contract Area	1.2(k)
Contracts	1.2(c)(ii)
Damages	10.1(d)
Employees	5.10
Encumbrance	1.2(l)
Environmental Law	1.2(m)
Equipment	1.2(c)(iv)
Escrow Account	2.2(b)
Excluded Records	1.2(s)
Governmental Authority	1.2(n)
Hydrocarbons	1.2(c)(ii)
Indemnified Person	10.2(a)
Indemnifying Person	10.2(a)
Laws	1.2(o)
Material Adverse Effect	3.1(d)
MOECO	Preamble
Operating Agreement	1.2(p)
Party	Preamble
Performance Deposit	2.2(a)

Permitted Encumbrances	1.2(q)
Person	1.2(r)
Pogo	Preamble
Pogo Overseas	Preamble
Post-Effective Time Period	8.1(b)
Pre-Effective Time Period	8.1(a)
PTTEP	Preamble
PTTEP Offshore	Preamble
Purchase Price	2.1
Purchaser(s)	Preamble
Records	1.2(s)
Seller(s)	Preamble
Shares	Recitals
Tantawan Field	1.2(t)
Tax	1.2(u)
Tax Items	8.2(a)
Tax Returns	1.2(v)
Thai Governmental Authority	1.2(w)
Thai Laws	1.2(x)
Thai Permits	1.2(y)
Thai Taxes	1.2(z)
Thaipo	Recitals
Thaipo Balance Sheet	3.3(g)

List of Schedules

Sellers’ Schedules

Schedule 3.1(c)	Persons of Knowledge for Sellers
Schedule 3.3(a)	Nominee Shareholders of Thaipo
Schedule 3.3(g)	Thaipo Balance Sheet
Schedule 3.3(i)	Thaipo Employees
Schedule 3.4(a)(i)	Nominee Shareholders of B8/32 Partners
Schedule 3.4(a)(ii)	B8/32 Partners Agreements
Schedule 3.4(g)	B8/32 Partners Balance Sheet
Schedule 3.5(b)	Taxes and Assessments
Schedule 3.5(d)	Outstanding Capital Commitments
Schedule 3.5(f)	Material Contracts
Schedule 3.5(g)	Payment for Production
Schedule 3.5(h)	Consents, Approvals and Preferential Purchase Rights
Schedule 3.5(i)	No Material Changes
Schedule 3.5(k)	Liabilities
Schedule 3.5(l)	Insurance
Schedule 3.5(n)	Concession and Operating Agreement
Schedule 11.6	Bonds, Letters of Credit and Guarantees

v

Purchasers’ Schedules

Schedule 4.6	Consents, Approvals or Waivers

Other Schedules

Schedule 5.4	Interim Operations

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is dated as of June 17, 2005, by and among Pogo Producing Company, a Delaware corporation (“Pogo”), Pogo Overseas Production B.V., a company organized under the laws of the Netherlands (“Pogo Overseas”) (Pogo and Pogo Overseas are sometimes referred collectively as the “Sellers” and individually as a “Seller”), and PTTEP Offshore Investment Company Limited, a company organized under the laws of the Cayman Islands (“PTTEP Offshore”), and Mitsui Oil Exploration Co., Ltd, a company organized under the laws of Japan (“MOECO”) (PTTEP Offshore and MOECO are sometimes referred to collectively as the “Purchasers” and individually as a “Purchaser”), and PTT Exploration and Production Public Company Limited, a company organized under the laws of Thailand (“PTTEP”), as guarantor for PTTEP Offshore.  Sellers and Purchasers are sometimes referred to collectively as the “Parties” and individually as a “Party”.

RECITALS:

Pogo Overseas, a wholly-owned subsidiary of Pogo, owns or controls all of the issued and outstanding shares (the “Shares”) of Thaipo Limited, a limited company organized under the laws of the Kingdom of Thailand (“Thaipo”);

Pogo owns or controls 50,976 shares (the “B8/32 Partners Interests”) of B8/32 Partners Limited, a limited company organized under the laws of the Kingdom of Thailand (“B8/32 Partners”) representing 46.34% of all of issued and outstanding share of B8/32 Partners;

Thaipo and B8/32 Partners own various oil and gas and related interests in Block 9A and Block B8/32, offshore Thailand; and

Sellers desire to sell and Purchasers desire to purchase all of the Shares of Thaipo and the B8/32 Partners Interests owned/or controlled by Sellers.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.  PURCHASE AND SALE

Section 1.1          Purchase and Sale.  On the terms and conditions contained in this Agreement, Sellers agree to sell to Purchasers and Purchasers agree to purchase, accept and pay for the Shares and the B8/32 Partners Interests.

Section 1.2          Certain Definitions.  As used herein:

(a)           “Accounting Principles” means the United States of America generally accepted accounting principles as published by the Financial Accounting Standards Board from time to time.

(b)           “Affiliate” means: a Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise and in respect of MOECO, “Affiliate” shall include Mitsui & Co., Ltd.

(c)           “Assets” means, collectively,:

(i)            all of Thaipo’s undivided 46.34147% interest, right and title in the 9A Concession and all of Thaipo’s undivided 46.34147% interest, right and title in the B8/32 Concession within the Tantawan Field and all of Thaipo’s undivided 31.66667% interest, right and title in the B8/32 Concession outside the Tantawan Field and all of B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) undivided 31.66667% interest, right and title in the B8/32 Concession outside the Tantawan Field;

(ii)           all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all presently existing contracts, agreements and instruments to the extent applicable to and used or held for use in connection with Thaipo’s or B8/32 Partners’ interests in the Concession, including without limitation operating agreements, unitization, pooling and communitization agreements, joint venture agreements, farmin and farmout agreements, costs sharing agreements, areas of mutual interest agreements, abandonment agreements, allocation agreements, exchange agreements, transportation agreements, processing agreements, agreements for the sale and purchase and/or marketing of oil, gas and/or other liquid or gaseous hydrocarbons or any combination thereof (“Hydrocarbons”), all of which are hereinafter collectively referred to as “Contracts”;

(iii)          all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all Thai Permits, easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights appurtenant to, and used or held for use solely in connection with, the use, ownership, operation or maintenance of the Concession or other assets;

(iv)          all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all equipment, machinery, fixtures and other tangible personal property and improvements located on the Contract Area or used or held for use solely in connection with the use, ownership, operation or maintenance of the Concession or other assets (the “Equipment”);

(v)           all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all vehicles and vessels, and leases or charters of vehicles and vessels, specifically used or held for use in connection with the use, ownership, operation or maintenance of the Concession or other assets;

(vi)          all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all rights, claims and causes of action, and all prepaid expenses, attributable to or arising out of the Concession or other assets or the business of Thaipo or B8/32 Partners;

(vii)         all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all historic expenditures with respect to the Concession or other assets available to offset revenues for purposes of Thai Taxes and the Thai Returns; and

(viii)        all of Thaipo’s right, title and interest, and B8/32 Partners’ (to the extent attributable to the B8/32 Partners Interests) right, title and interest in and to all Records.

(d)           “Balance Sheet Date” means April 30, 2005.

(e)           “Balance Sheets” means collectively the Thaipo Balance Sheet and the B8/32 Partners Balance Sheet.

(f)            “Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Houston, Texas, United States of America, the Kingdom of Thailand and Japan.

(g)           “Chevron’s Operator Rights” means the rights, obligations and authority of Chevron Offshore (Thailand) Limited as Operator of the Assets under the Operating Agreement, including, without limitation, Chevron Offshore (Thailand) Limited’s right, obligation and authority to take action and make decisions as Operator as to operations and other matters pertaining to the Assets without the consent of, or notice or prior disclosure to, the non-operator parties under the Operating Agreement.

(h)           “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Concession” means, collectively, Petroleum Concession No. 1/2534/36 covering Block B8/32 in the gulf of Thailand (the “B8/32 Concession”), and those portions of Petroleum Concession No. 4/2515/8 covering Block 9A in the gulf of Thailand (the “9A Concession”), together in each case with any production and, or any exploration licenses and authorizations issued in connection therewith, each as amended, modified, supplemented or extended by the relevant authorities and/or ministers of the Kingdom of Thailand from time to time.

(j)            “Confidentiality Agreements” means certain confidentiality and standstill agreements both dated 8 March 2005 and entered into between Pogo and PTTEP and between Pogo and MOECO (and as supplemented).

(k)           “Contract Area” means the area subject to the Concession, as such area may be amended or relinquished from time to time.

(l)            “Encumbrance” means any lien, charge, claim, encumbrance, obligation, security interest, option or restriction of any kind.

(m)          “Environmental Laws” means all applicable Laws (including, without limitation, relevant international treaties and conventions in effect in any applicable jurisdictions) relating to (a) harm or damage to or protection of air (including, without limitation, the air within buildings and the air within any other natural or man-made structures above or below ground or above or below water), water (including, without limitation, seawater inside or outside any territorial limits, freshwater and water under or within land or in pipes or sewerage systems), soil and land (including, without limitation, the seabed and land under water) and any ecological systems and living organisms supported by those media including man, (b) the protection of natural, cultural or biological resources, or (c) the generation, storage, transportation, release or disposal of any pollutants contaminants, waste, or other discharged natural or artificial substances (whether or not toxic) whether in the form of a solid, liquid, gas or vapor, and whether alone or in combination).

(n)           “Governmental Authority” means any government and/or any political subdivision thereof, including, without limitation, departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

(o)           “Laws” means all laws, statutes, common law, rules, regulations, ordinances, orders, awards, directives, subordinate legislations, decrees, requirements, judgments and codes of Governmental Authorities and codes of practice and industry agreements which have the force of law.

(p)           “Operating Agreement” means that certain Third Amended and Restated Operating Agreement, dated effective April 1, 2004, by and among Thaipo, B8/32 Partners, Chevron Offshore (Thailand) Limited, Palang Sophon Limited, and Palang Sophon Two Limited, as may be amended or supplemented from time to time.

(q)           “Permitted Encumbrances” shall mean:

(i)            The terms and conditions of the Concession;

(ii)           The terms and conditions of the Contracts set forth on Schedule 3.5(f);

(iii)          Statutory liens for Thai Taxes that have been expressly stated as accrued liabilities of Thaipo or B8/32 Partners on the Balance Sheets;

(iv)          Materialman’s, mechanic’s, contractor’s or other similar liens or charges for amounts arising in the ordinary course of business under applicable Law for amounts not yet delinquent; and

(v)           Rights reserved to or vested in any Thai Governmental Authority to control or regulate any of the Assets in any manner under all applicable Thai Laws.

(r)            “Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

(s)           “Records” means all books, records, data, files, maps and accounting records (including, without limitation, geoscientific, seismic and engineering data and logs) related to the Concession or other Assets or used or held for use in connection with the use, ownership, operation or maintenance thereof, or which otherwise relate to Thaipo or B8/32 Partners or their respective businesses, but excluding (i) corporate, financial and Tax records of Thaipo’s or B8/32 Partners’ Affiliates that relate to such Affiliates’ business generally, even if they contain incidental references to Thaipo or B8/32 Partners or their respective businesses, (ii) any computer software that is proprietary to any Affiliate of Thaipo or B8/32 Partners, (iii) work product of legal counsel for Thaipo, B8/32 Partners or any Affiliate of either with respect to matters for which Sellers retain full responsibility under Article 10; and (iv) records relating to the sale of the Shares, the B8/32 Partners Interests or the Assets, including, without limitation, any bids received from and records of negotiations with third Persons (the “Excluded Records”).

(t)            “Tantawan Field” means that part of the Contract Area (i) designated as a production area pursuant to the letter dated 23 August 1995 (Ref OrKor 0306/10332) from the Department of Mineral Resources and (ii) governed by Supplementary Petroleum Concession No.10 to Petroleum Concession No.4/2515/8 covering the 9A Concession that was awarded by the Ministry of Energy on 17 July 2003.

(u)           “Tax” means all taxes, including, without limitation, income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, special remuneratory benefit, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority together with any interest, fine or penalty thereon, or addition thereto.

(v)           “Tax Returns” means all returns, reports, declarations, claims for refund, statements, forms or other filings with respect to Taxes, including, without limitation, any schedules, attachments or amendments thereto.

(w)          “Thai Governmental Authority” means any Governmental Authority in or of the Kingdom of Thailand.

(x)            “Thai Laws” means any Laws of Thai Governmental Authorities, including, without limitation, relevant international treaties and conventions in effect in or offshore of Thailand.

(y)           “Thai Permits” means all permits, licenses, variances, approvals and other authorizations of Thai Governmental Authorities required to use, own, operate or maintain the Assets.

(z)            “Thai Taxes” mean all Taxes imposed by any Thai Governmental Authority.

ARTICLE 2.  PURCHASE PRICE

Section 2.1          Purchase Price.  The purchase price to be paid by Purchasers in consideration for the sale and transfer of the Shares and the B8/32 Partners Interests (the “Purchase Price”) shall be US$820,000,000.00, less that part of the Performance Deposit in the Escrow Account, plus any interest earned thereon, set forth in Section 2.2.

Section 2.2          Performance Deposit

(a)           In accordance with the terms and conditions of Section 2.2(b), Purchasers shall be required to pay or otherwise provide for a performance deposit in an amount equal to four percent (4%) of the Purchase Price, being US$32,800,000.00 (the “Performance Deposit”).

(b)           Simultaneously with the execution hereof, each Purchaser has either (i) deposited its proportionate share of the Performance Deposit into an escrow account (the “Escrow Account”) with the Bank of New York, N.A. acting as escrow agent on terms and conditions mutually satisfactory to the relevant Parties, or (ii) delivered to Sellers a standby letter of credit with a financial institution reasonably acceptable to Sellers on terms and conditions mutually satisfactory to the relevant Parties representing its proportionate share of the Performance Deposit.

(c)           The fees of any escrow agent will be borne as to 50% by the Sellers and as to 50% by the Purchasers.

(d)           The rights to draw upon by the Sellers and return to the Purchasers of the Performance Deposit shall be as set out in this Agreement.

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.1          Disclaimers.

(a)           Except as and to the extent expressly set forth in this Article 3 or in the certificates of Sellers to be delivered pursuant to Section 7.2(d), (i) Sellers make no representations or warranties, express or implied, and (ii) Sellers expressly disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchasers or any of their Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Purchasers by any officer, director, employee, agent, consultant, representative or advisor of Sellers or any of their Affiliates).

(b)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 3 OR IN THE CERTIFICATES OF SELLERS TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 7.2(d), WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (VII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASERS OR THEIR AFFILIATES OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND EXCEPT AS AFORESAID FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASERS HAVE MADE, CAUSED TO BE MADE OR SHALL CAUSE TO BE MADE SUCH INSPECTIONS AS PURCHASERS DEEM APPROPRIATE.

(c)           Any representation “to the knowledge of the Sellers” or “to each Seller’s knowledge” or any variant thereof is limited to matters within the actual conscious awareness of the officers, directors and management personnel of Sellers whose names are set forth in Schedule 3.1(c), subject to such officer, director or management personnel seeking in good faith to exercise contractual rights, comply with all applicable Laws and practices and exercise that degree of skill and diligence which would reasonably and ordinarily be expected from a skilled and experienced person engaged in owning the Shares and the B8/32 Partners Interests as an investor with the expertise and knowledge of the Sellers in the oil and gas industry in the same type of undertaking and under the same or similar circumstances and conditions.

(d)           Inclusion of a matter on a schedule attached hereto with respect to a representation or warranty that addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect.  Matters may be disclosed on a schedule for purposes of information only.  As used herein, “Material Adverse Effect” means a material adverse effect on the ownership, operation or value of Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) or the Assets taken as a whole, provided, however, that “Material Adverse Effect” shall disregard effects resulting from general changes in Hydrocarbon prices; general changes in industry, capital markets, economic, regulatory or political conditions; general changes resulting from civil unrest, natural disasters (subject to Section 7.4), insurrection or similar disorders; or changes in Laws.

(e)           The Purchasers have entered into this Agreement in reliance on the representations and warranties made by the Sellers as set out in this Agreement, subject to the limitations and qualifications contained therein.

Section 3.2          Sellers.  Subject to Section 3.1, and the other terms and conditions of this Agreement, the Sellers jointly and severally represent and warrant to each of the Purchasers the following:

(a)           Existence and Qualification.  Each Seller is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and is duly qualified to do business as a foreign company in each jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(b)           Power.  Each Seller has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by each Seller at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

(c)           Authorization and Enforceability.  The execution, delivery and performance of this Agreement (and all documents required to be executed and delivered by each Seller at Closing), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of each Seller.  This Agreement has been duly executed and delivered by each Seller (and all documents required to be executed and delivered by the Sellers at Closing shall be duly executed and delivered by each Seller) and this Agreement constitutes, and at the Closing such documents shall constitute, valid and binding obligations of the Sellers, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(d)           No Conflicts.  The execution, delivery and performance of this Agreement by the Sellers, and the consummation by the Sellers of the transactions contemplated by this Agreement shall not (i) violate any provision of the organizational or formation documents of each Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which each Seller is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to each Seller as a party in interest or (iv) violate any Laws applicable to each Seller, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect.

Section 3.3          Thaipo.  Subject to Section 3.1, and the other terms and conditions of this Agreement, the Sellers jointly and severally represent and warrant to each of the Purchasers the following:

(a)           Title to Shares.  Pogo Overseas has good and valid title to the Shares, and is the sole beneficial owner of all of the Shares, including those held by individual nominees on behalf of Pogo Overseas, which are set forth in Schedule 3.3(a), free and clear of any Encumbrances, except for Permitted Encumbrances.  The Shares are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including, without limitation, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(b)           Existence and Qualification.  Thaipo is a limited company duly organized and validly existing under the Laws of the Kingdom of Thailand and is duly qualified to do business in each jurisdiction where it does business, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           Power.  Thaipo has the corporate power and authority to own, lease or otherwise hold the Assets owned by Thaipo and conduct its business in the manner presently conducted.

(d)           No Conflicts.  The consummation by the Sellers of transactions contemplated by this Agreement shall not (i) violate any provision of the organizational or formation documents of Thaipo, (ii) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Thaipo is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to Thaipo as a party in interest, or (iv) violate any Laws applicable to Thaipo, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect.

(e)           Organizational Documents.  Pogo Overseas has delivered to Purchasers true and complete copies of the organizational and formation documents, as amended to the Closing Date, of Thaipo.  The share certificates and transfer books, and the minute books of Thaipo (which have been made available for inspection by Purchasers prior to the date hereof) are true, complete and current in all material respects.

(f)            The Shares.  The entire authorized capital stock of Thaipo is the Shares, consisting of 1,000,000 shares of common stock, par value 100 Thai Baht, and all the Shares are duly authorized and validly issued and outstanding, fully paid, non-assessable and not issued in violation of any preemptive rights. Except for the Shares, there are no outstanding shares of capital stock or other equity securities of Thaipo, or any contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of the Shares.  Other than this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which Pogo Overseas or Thaipo is or may become obligated to issue or sell any shares of capital stock or other equity securities of Thaipo.

(g)           Balance Sheet.  The unaudited balance sheet of Thaipo as of the Balance Sheet Date attached hereto as Schedule 3.3(g) (the “Thaipo Balance Sheet”) has been prepared from the books and records of Thaipo in conformity with the accounting policies and practices adopted by Thaipo in the preparation of Thaipo’s 2004 year-end unaudited balance sheet, both as prepared in accordance with the Accounting Principles, and truly and fairly presents in all material respects the financial position of Thaipo as of the date thereof.

(h)           Subsidiaries.  Thaipo does not directly or indirectly own or hold any capital stock or other equity interest in any Person.

(i)            Employees.  Schedule 3.3(i) sets forth a list of (i) all employees of Thaipo as of the date hereof, and (ii) all material terms of the employment agreements, collective bargaining agreements, labor awards and employee benefit plans, whether or not in writing, applicable to such employees as of the date hereof.  Thaipo has delivered to Purchasers true and complete copies of any written agreements, awards and plans set forth on such schedule.  Except as set forth in Schedule 3.3(i), there are no other material terms and conditions of employment, whether or not in writing, binding on Thaipo with respect to the employees of Thaipo.

(j)            No Winding Up.

(i)            Thaipo is not unable to pay its debts nor is bankrupt and has not stopped paying its debts as and when they fall due.

(ii)           No order has been made and no resolution has been passed for the winding up of Thaipo or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up Thaipo.

(iii)          No administration order has been made and no petition for such an order has been presented in respect of Thaipo.

(iv)          No receiver or administrative receiver has been appointed in respect of Thaipo.

(v)           No event analogous to any of the events specified in Section 3.3(j)(i) to (iv) (inclusive) has occurred in respect of Thaipo.

Section 3.4          B8/32 Partners.  Subject to Section 3.1, and the other terms and conditions of this Agreement, the Sellers jointly and severally represent and warrant to each of the Purchasers the following:

(a)           Title to B8/32 Partners Interests.  Pogo has good and valid title to the B8/32 Partners Interests, and is the sole beneficial owner of all of the B8/32 Partners Interests, including those held by individual nominees on behalf of Pogo Overseas, which are set forth in Schedule 3.4(a)(i), free and clear of any Encumbrances, except for Permitted Encumbrances.  Other than as set forth in Schedule 3.4(a)(ii), the B8/32 Partners Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding, including, without limitation, any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the B8/32 Partners Interests.

(b)           Existence and Qualification.  B8/32 Partners is a limited company duly organized and validly existing under the Laws of the Kingdom of Thailand and is duly qualified to do business in each jurisdiction where it does business, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(c)           Power.  B8/32 Partners has the corporate power and authority to own, lease or otherwise hold the Assets owned by B8/32 Partners and conduct its business in the manner presently conducted.

(d)           No Conflicts.  The consummation by the Sellers of transactions contemplated by this Agreement shall not (i) violate any provision of the shareholders agreement dated 17 February 1999 for B8/32 Partners (the “B8/32 Shareholders Agreement”) or other organizational or formation documents of B8/32 Partners, (ii) result in default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which B8/32 Partners is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to B8/32 Partners as a party in interest, or (iv) violate any Laws applicable to B8/32 Partners, except any matters described in clauses (ii), (iii), or (iv) above which would not have a Material Adverse Effect.

(e)           Organizational Documents.  Pogo has delivered to Purchasers true and complete copies of the B8/32 Shareholders Agreement and other organizational and formation documents, as amended to the Closing Date, of B8/32 Partners.  The share certificates and transfer books, and the minute books of B8/32 Partners (which have been made available for inspection by Purchasers prior to the date hereof) are true, complete and current in all material respects.

(f)            The B8/32 Partners Interests.  The entire authorized capital stock of B8/32 Partners consists of 110,000 shares of common stock, par value 1000 Thai Baht, of which Pogo owns 50,976 shares representing 46.34% of all outstanding shares and, to the knowledge of Sellers, Chevron Thailand, Inc owns 50,976 shares representing 46.34% of all outstanding shares and Palang Sophon Limited owns 8,048 shares representing 7.32% of all outstanding shares.  The B8/32 Partners Interests are duly authorized and validly issued and outstanding, fully paid, non-assessable and not issued in violation of any preemptive rights.  Other than as set forth in this Agreement, there are no outstanding warrants, options, rights, convertible or exchangeable securities or other commitments pursuant to which Pogo or B8/32 Partners is or may become obligated to issue or sell any shares of capital stock or other equity securities of B8/32 Partners.

(g)           Balance Sheet.  The unaudited balance sheet of B8/32 Partners as of the Balance Sheet Date attached hereto as Schedule 3.4(g) (the “B8/32 Partners Balance Sheet”) has been prepared from the books and records of B8/32 Partners in conformity with the accounting policies and practices adopted by B8/32 Partners in the preparation of B8/32 Partners’ 2004 year-end unaudited balance sheet, both as prepared in accordance with the Accounting Principles, and truly and fairly presents the financial position of B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) as of the date thereof.

(h)           Subsidiaries.  B8/32 Partners does not directly or indirectly own or hold any capital stock or other equity interest in any Person.

(i)            Employees.  B8/32 Partners has no employees.

(j)            No Winding Up.  To the knowledge of Sellers,

(i)            B8/32 Partners is not unable to pay its debts nor is bankrupt and has not stopped paying its debts as and when they fall due;

(ii)           No order has been made and no resolution has been passed for the winding up of B8/32 Partners or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up B8/32 Partners;

(iii)          No administration order has been made and no petition for such an order has been presented in respect of B8/32 Partners;

(iv)          No receiver or administrative receiver has been appointed in respect of B8/32 Partners; and

(v)           No event analogous to any of the events specified in Section 3.4(j)(i) to (iv) (inclusive) has occurred in respect of B8/32 Partners.

Section 3.5          Other Representations.  Subject to Section 3.1 and the other terms and conditions of this Agreement, Sellers, jointly and severally, represent and warrant to each of the Purchasers the following:

(a)           Litigation.  There are no claims, actions, suits or proceedings pending, or to the knowledge of Sellers, threatened, before any Governmental Authority, or arbitrator, and, to the knowledge of Sellers, there are no other claims (irrespective of whether proceedings have been commenced), (i) with respect to Thaipo, B8/32 Partners, the Assets or the employees of Thaipo, or (ii) which would effect Sellers’ ability to consummate the transactions contemplated by this Agreement.

(b)           Taxes and Assessments.

(i)            Except as disclosed on Schedule 3.5(b), Thaipo and B8/32 Partners have filed all Tax Returns required to be filed by Thaipo or B8/32 Partners within the requisite periods.  Except as disclosed on Schedule 3.5(b), Thaipo and B8/32 Partners have paid all Taxes shown on such Tax Returns.  Except as disclosed on Schedule 3.5(b), neither Thaipo nor, to the knowledge of Sellers, B8/32 Partners have written notice of any pending claim or of potential investigation or audit against Thaipo or B8/32 Partners from any applicable taxing authority for assessment of Taxes with respect to the Assets.  Except as disclosed on Schedule 3.5(b), neither Thaipo nor, to the knowledge of Sellers, B8/32 Partners is involved in any current dispute with any tax authority and, to the knowledge of Sellers, there are no circumstances which are likely to give rise to a dispute with such authority.

(ii)           To the knowledge of Sellers, no other person has failed to pay Tax that is due and payable in any existing circumstances such that Thaipo and, or B8/32 Partners may become liable or assessable (whether as agent or otherwise) for any payment of such Tax which remains outstanding and the primary liability for which falls upon any other person.

(c)           Environmental Laws.  Thaipo and, to the knowledge of Sellers, B8/32 Partners have complied with, and, to the knowledge of Sellers, the operation of the Concession has been in compliance with, all applicable Environmental Laws, and to Sellers’ knowledge, no event or incident has occurred in respect of the Contract Area which has given rise to any claim, cost, liability or obligation under applicable Environmental Law. To Sellers’ knowledge, there has been no pollution or contamination of the natural and man-made environment and all or any of the following media namely air (including, without limitation, air within buildings and air within other natural or man-made structures above or below ground), water (including, without limitation, seawater inside or outside the territorial limits, water under or within land or in drains or sewers and inland waters), land (including, without limitation, the seabed and land under water) and any living organisms or systems supported by those media (including humans) in the Contract Area resulting from activities under the Concession which requires remediation under applicable Environmental Laws.

(d)           Outstanding Capital Commitments.  Except as provided in the current approved work program and budget under the Operating Agreement, or as otherwise disclosed on Schedule 3.5(d), as of the date hereof, there are no outstanding authorizations for expenditures or other binding commitments to make capital expenditures which are binding on Thaipo and, or B8/32 Partners and which the Sellers reasonably anticipate will individually require expenditures by any of Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interest) within the first three (3) months after the date hereof in excess of US$300,000.

(e)           Compliance with Laws.  Except with respect to the Environmental Laws, which are addressed in Section 3.5(c), to such Seller’s knowledge, Thaipo and B8/32 Partners have complied with, and the Concession has been operated and maintained in compliance with, all applicable Thai Laws.

(f)            Contracts.  All material Contracts to which either Thaipo or B8/32 Partners is a party or by which Thaipo or B8/32 Partners or the Assets are bound are set forth on Schedule 3.5(f).  Sellers have provided Purchasers with complete and correct copies of all such Contracts, including all amendments thereto.  All material Contracts to which either Thaipo or B8/32 Partners is a party (as agent or principal) are valid and binding and currently in force.  To the knowledge of Sellers, all material Contracts by which Thaipo or B8/32 Partners or the Assets are bound are valid and binding and currently in force.  Neither Thaipo, nor to the knowledge of Sellers, B8/32 Partners or any other Person, is in default under any such Contract referred to in the two (2) preceding sentences, except as disclosed on Schedule 3.5(f).  Except as disclosed on Schedule 3.5(f), there are no Contracts with Affiliates of Sellers nor, to the knowledge of Sellers, Contracts which have been entered into outside the ordinary course of business or not on arm’s length terms that will be binding on Thaipo, B8/32 Partners or the Assets after Closing.  Neither Thaipo nor B8/32 Partners is under any legally binding obligation to enter into any further material agreement in relation to the Concession.

(g)           Payments for Production.  Neither Thaipo nor B8/32 Partners is obligated by virtue of an advance payment, overriding royalty interests, royalties, deferred payments, carried interests, production payments, or other similar payment (other than royalties, overriding royalties and similar arrangements established in the Concession or under applicable law or as reflected on Schedule 3.5(g)), to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Thaipo’s or B8/32 Partners’ interests in the Concession at some future time without receiving payment therefor at or after the time of delivery.

(h)           Consents, Approvals and Preferential Purchase Rights.  Except as set forth in Schedule 3.5(h), there are no preferential rights to purchase the Shares, the B8/32 Partners Interests or any of the Assets held by third Persons which would become exercisable, nor are there any material approvals or consents necessary to be obtained from third Persons (including any Governmental Authority), in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.

(i)            Absence of Certain Changes.  Except as set forth on Schedule 3.5(i), since the Balance Sheet Date, Thaipo and, to the knowledge of Sellers, B8/32 Partners have conducted their respective businesses and, to the knowledge of Sellers, the Assets have been operated in the ordinary course of business consistent with past practices, no dividend or other distribution has been declared paid or made by Thaipo or B8/32 Partners, and no resolution of the members of Thaipo or B8/32 Partners has been passed in general meeting.

(j)            Title to Assets.  To the knowledge of Sellers (except as to the Concession for which this representation is made by Sellers with no qualification as to knowledge), Thaipo and B8/32 Partners have good title to the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(k)           No Undisclosed Liabilities.  Neither Thaipo nor, to the knowledge of Sellers, B8/32 Partners has any debts, liabilities or obligations, whether accrued, fixed, absolute or contingent and whether due or to become due, except (i) as set forth on Schedule 3.5(k) or expressly set out in the Balance Sheets, (ii) those which may arise pursuant to any Permitted Encumbrance, (iii) those which may arise after the Balance Sheet Date in the ordinary course of business, and (iv) those which would not, individually or in the aggregate, have a Material Adverse Effect.

(l)            Insurance.  Schedule 3.5(l) sets forth a description of all material insurance policies maintained on behalf of Thaipo and B8/32 Partners, other than directors’ and officers’ liability policies, by which Thaipo or B8/32 Partners or any of their respective Assets are covered, all of which are now in full force and effect.  To the extent that any such policy is owned or held by Sellers or any of their Affiliates (other than Thaipo or B8/32 Partners), it may be terminated as of the close of business on the Closing Date; provided, however, that Sellers agree to use reasonable efforts to maintain such policies (or policies of substantially the same nature) in full force and effect at all times until the close of business on the Closing Date.

(m)          Liability for Brokers’ Fees.  Purchasers nor any of their respective Affiliates shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of each Seller, Thaipo or B8/32 Partners, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

(n)           Concession and Operating Agreement.

(i)            The Concession (or any part thereof) is in full force and effect and neither Thaipo nor B8/32 has committed any material breach of the Concession.

(ii)           No act or omission of Thaipo or B8/32 Partners and (to Sellers’ knowledge) of any other concessionaire has occurred which entitle the Concession (or any part thereof) to be revoked, repudiated, rescinded, avoided or terminated.

(iii)          No notice has been given to Thaipo or B8/32 Partners or (to Sellers’ knowledge) any other concessionaire notifying or indicating an intention to revoke, repudiate, rescind, avoid or terminate the Concession (or any part thereof).

(iv)          The Concession (or any part thereof) is not in the process of, or being, surrendered in whole or in part, except as required by the Thai Petroleum Act and disclosed in the documents set forth in Schedule 3.5(n), all as may be amended or supplemented from time to time.

(v)           Neither Thaipo nor B8/32 Partners is a party to any bidding agreement or area of mutual interest agreement, which applies to any future license or concession applications or acquisitions.

(vi)          Thaipo and B8/32 Partners are not delinquent or in default with respect to any cash calls due and payable by them under the Operating Agreement.

(vii)         There are no outstanding proposals for, or no actual, exclusive operations to be carried out or are being carried out (as the case may be) under the Operating Agreement (and as defined therein).

(o)           Permits.  To the knowledge of Sellers, Thaipo and B8/32 Partners have all Thai Permits and all other relevant permits that are necessary to own and operate the Assets and such Thai Permits and other permits are in full force and effect and no material violation exists in respect of the same.

(p)           Records.  Thaipo and, to the knowledge of Sellers, B8/32 Partners have kept proper and consistent accounts, books and records of the activities and operations relating to Thaipo, B8/32 Partners and, to the knowledge of Sellers, the Assets, respectively, and, to the knowledge of Sellers, such accounts, books and records are up-to-date and there has been no change in any practice and policy insofar as such change might affect the valuation of Assets or recording of expenditure or receipts in relation to the Assets.

(q)           No Other Interests.  Each of Thaipo and, to the knowledge of Sellers, B8/32 Partners hold no other assets and is not involved in any other business or undertaking, other than those relating to Sellers’ interests in the Concession.

(r)            Abandonment.  Neither Thaipo nor, to the knowledge of Sellers, B8/32 Partners is a party to any abandonment/decommissioning security agreement, save as forming part of the Operating Agreement.

(s)           Operator.

(i)            The operator under the Operating Agreement has not given a notice of resignation as operator which is still current;

(ii)           To Sellers’ knowledge, the non-operators under the Operating Agreement have given no formal notice and no vote has been passed by the non-operators requiring the removal of the operator under the Operating Agreement.

(iii)          To Sellers’ knowledge, the operator under the Operating Agreement has obtained and complied with in all material respects all licenses, consents, permissions and approvals which are necessary for the lawful conduct of operations carried out or proposed to be carried out in respect of the Concession.

(iv)          To Sellers’ knowledge, the operator under the Operating Agreement has not received any notice given pursuant to any Laws prohibiting or suspending their respective activities in respect of the Concession.

(t)            Actions Prior to Signing.  During the period beginning on the Balance Sheet Date and ending on (and including) the date of signing of this Agreement:

(i)            neither Thaipo nor B8/32 Partners declared or paid any dividend (whether in cash, stock, property, or any combination thereof);

(ii)           neither Thaipo nor B8/32 Partners incurred or assumed any liabilities, obligations or indebtedness for borrowed money, or guaranteed any such liabilities, obligations or indebtedness, other than accounts payable incurred in the ordinary course of business;

(iii)          neither Thaipo nor B8/32 Partners made any loan (other than (A) accounts receivable in the ordinary course of business, or (B) advances or cash call payments to the operator as required under the Operating Agreement, but only to the extent to which the advances or cash call payments have been included in the current approved work program and budget under the Operating Agreement) to any Person; and

(iv)          neither Thaipo nor B8/32 Partners entered into, or approved the entry into any contract or arrangement with the Sellers or an Affiliate of the Sellers.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser severally represents and warrants in respect of itself only to Sellers the following:

Section 4.1          Disclaimers.  Except as and to the extent expressly set forth in this Article 4 or in the certificates of Purchaser to be delivered pursuant to Section 7.3(b), (i) it makes no representations or warranties, express or implied, and (ii) it expressly disclaims all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Sellers or any of their Affiliates, employees, agents, consultants or representatives (including, without limitation, any opinion, information, projection or advice that may have been provided to Sellers by any officer, director, employee, agent, consultant, representative or advisor of it or any of their Affiliates).

Section 4.2          Existence and Qualification.  Each of PTTEP Offshore, MOECO and PTTEP is a company duly organized  and validly existing under the laws of the jurisdiction of its respective place of incorporation or organization; and it is duly qualified to do business in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on it or its properties.

Section 4.3          Power.  It has the corporate power to enter into and perform this Agreement (and all documents required to be executed and delivered by Purchaser at Closing) and to consummate the transactions contemplated by this Agreement (and such documents).

Section 4.4          Authorization and Enforceability.  The execution, delivery and performance by it of this Agreement (and all documents required to be executed and delivered by Purchaser at Closing), and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of it.  This Agreement has been duly executed and delivered by it (and all documents required to be executed and delivered by it at Closing will be duly executed and delivered by it) and this Agreement constitutes, and at the Closing such documents will constitute, valid and binding obligations of it, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.5          No Conflicts.  The execution, delivery and performance of this Agreement by it, and the consummation of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of incorporation or bylaws of it, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which it is a party or by which it is bound, (iii) violate any judgment, order, ruling, or decree applicable to it as a party in interest or (iv) violate any Law applicable to it, except any matters described in clauses (ii), (iii) or (iv) above which would not have a material adverse effect on it or its properties.

Section 4.6          Consents, Approvals or Waivers.  The execution, delivery and performance of this Agreement by it will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person except as set forth on Schedule 4.6.

Section 4.7          Litigation.  There are no actions, suits or proceedings pending, or to its knowledge, threatened in writing before any Governmental Authority or arbitrator against it which are reasonably likely to impair materially its ability to perform its obligations under this Agreement.

Section 4.8          Financing.  It has sufficient cash, available lines of credit or other sources of immediately available funds and, at the Closing, will have such funds in United States dollars to enable it to pay the Purchase Price to Sellers at the Closing.

Section 4.9          Liability for Brokers’ Fees.  Sellers nor any of their respective Affiliates shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of it, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

ARTICLE 5.   COVENANTS OF THE PARTIES

Section 5.1          Access.  Sellers will, upon reasonable notice, give Purchasers and their representatives access to the Assets and access to and the right to copy, at Purchasers’ expense, the Records in Sellers’ possession, for the purpose of conducting an investigation of the Assets, but only to the extent that Sellers may do so without violating any obligations to any third Person and to the extent that Sellers have authority to grant such access without breaching any restriction binding on Sellers.  Such access by Purchasers shall be limited to Sellers’ normal business hours, and Purchasers’ investigation shall be conducted in a manner that minimizes interference with the operation of the Assets.  Neither Purchasers nor their representatives shall be entitled to operate any Equipment or conduct any testing or sampling on or with respect to the Assets prior to Closing.  All information obtained by Purchasers and their representatives under this Section shall be subject to the terms of the respective Confidentiality Agreements.

Section 5.2          Notification of Breaches.  Until the Closing,

(a)           Each Purchaser shall notify Sellers promptly after it obtains actual knowledge that any representation or warranty of either Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Sellers prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)           Sellers shall notify Purchasers promptly after either Seller obtains actual knowledge that any representation or warranty of Purchasers contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Purchasers prior to or on the Closing Date has not been so performed or observed in any material respect.

If any of Purchasers’ or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchasers’ or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect prior to or on the Closing Date, then the rights of the parties shall be governed by Articles 6, 9 and 10 but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 5.3          Public Announcements.  The Parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or listing obligations of, any relevant national securities exchange, in which case the Party (including its Affiliates) proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other Party and after giving due consideration to the reasonable requirements of the other Party as to contents before issuing any such press releases or making any such public announcements.

Section 5.4          Operation of Business.  Except as provided in the current approved work program and budget under the Operating Agreement, or as otherwise set forth on Schedule 3.5(d) or Schedule 5.4, and subject to Chevron’s Operator Rights, until the Closing, Pogo Overseas will cause Thaipo to, and, to the extent able to do so under the B8/32 Shareholders Agreement, Pogo will cause B8/32 Partners to:

(i)            operate their respective businesses in the ordinary course of business and as an owner seeking in good faith to exercise contractual rights, comply with all applicable Laws and practices and exercise that degree of skill and diligence which would reasonably and ordinarily be expected from a skilled and experienced person engaged in owning the Shares and the B8/32 Partners Interests as an investor with the expertise and knowledge of the Sellers in the oil and gas industry in the same type of undertaking and under the same or similar circumstances and conditions.;

(ii)           not, without the prior written consent of Purchasers, commit to any operation reasonably anticipated to individually require future capital expenditures by Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) in excess of US$300,000, or terminate, amend, enter negotiations in connection with or extend any material Contracts or execute any new agreements, which would materially affect the Assets, or withdraw from the Concession;

(iii)          use reasonable efforts to maintain insurance as set out in Schedule 3.5(l) coverage on the Assets in the amounts and of the types presently in force;

(iv)          use reasonable efforts to maintain all material Thai Permits affecting the use, ownership, operation or maintenance of the Assets;

(v)           not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets, except for (i) sales and dispositions of Hydrocarbons and Equipment made in the ordinary course of business consistent with past practices and the practices of a Reasonable and Prudent Operator, and (ii) individual sales and dispositions of Assets having a fair market value of US$300,000 or less;

(vi)                              keep Purchasers promptly informed of all material matters relating to the Assets including, without limitation, making available, to the extent permissible, all or part of the relevant papers or minutes for meetings of the operating committees or any other operating committees established in accordance with the Operating Agreement;

(vii)                           to the extent reasonably practicable consult with Purchasers as to the material decisions relating to the Assets and give due and proper consideration to the reasonable representations of the Purchasers;

(viii)                        not, without the prior written consent of Purchasers, agree to waive, compromise or settle any material right or claim with respect to the Assets;

(ix)                                provide the Purchasers with all reasonable information and assistance requested by the Purchasers to include the Assets in its insurance program; and

(x)                                   not, without the prior written consent of Purchasers, employ any additional employees, officers or agents for Thaipo or B8/32 Partners.

Purchasers’ consent of any action restricted by this Section 5.4 shall not be unreasonably withheld and shall be considered granted within ten (10) Business Days of notice to Purchasers requesting such consent unless Purchasers notify Pogo Overseas or Pogo, as the case may be, to the contrary during that period.  In the event of an emergency, Pogo Overseas or Pogo, as the case may be, may take such action as an owner seeking in good faith to exercise contractual rights, comply with all applicable Laws and practices and exercise that degree of skill and diligence which would reasonably and ordinarily be expected from a skilled and experienced person engaged in owning the Shares and the B8/32 Partners Interests as an investor with the expertise and knowledge of the Sellers in the oil and gas industry in the same type of undertaking and under the same or similar circumstances and conditions, and shall notify Purchasers of such action promptly thereafter.

Section 5.5                             Conduct of Sellers.  Pogo Overseas shall not permit Thaipo, and, to the extent able to do so under the B8/32 Shareholders Agreement, Pogo shall not permit B8/32 Partners, to do any of the following without the prior written consent of the Purchasers:

(i)                                     amend its organizational, formation documents, (except to change the name of Thaipo or B8/32 Partners or any amendments to the articles of association of B8/32 Partners that are consistent with, or pursuant to, the B8/32  Shareholders Agreement for B8/32 Partners), the B8/32 Shareholders Agreement for B8/32 Partners, any of the material Contracts as set forth on Schedule 3.5(f) or the Operating Agreement;

(ii)                                  issue, redeem or otherwise acquire any shares of its capital stock or issue any option, warrant or right relating to its capital stock or any securities convertible into or exchangeable for any shares of capital stock or declare or pay any dividend (whether in cash, stock, property, or any combination thereof), or declare or pay any stock-split;

(iii)                               incur or assume any liabilities, obligations or indebtedness for borrowed money, or guarantee any such liabilities, obligations or indebtedness, other than accounts payable incurred in the ordinary course of business;

(iv)                              make an equity investment in any other Person;

(v)                                 make any change in any method of accounting or accounting practice or policy other than those required by the Accounting Principles;

(vi)                              acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire any assets (other than as provided for in the approved work program and budget under the Operating Agreement, or as otherwise set forth on Schedule 3.5(d) or Schedule 5.4) for an amount greater than US$300,000 for each acquisition;

(vii)                           enter into any lease of real property, except any renewals of existing leases in the ordinary course of business;

(viii)                        enter into any settlement of any material issue with respect to any assessment or audit or other administrative or judicial proceeding with respect to Taxes;

(ix)                                make any loan (other than (A) accounts receivable in the ordinary course of business, or (B) advances or cash call payments to the operator as required under the Operating Agreement but only to the extent to which the advances or cash call payments have been included in the current approved work program and budget under the Operating Agreement) to any Person;

(x)                                   except as required under the Thai Petroleum Act and disclosed in the documents set forth in Schedule 3.5(n), as may be amended or supplemented from time to time, terminate or voluntarily relinquish the Concession (or any part thereof) or any permit, license or other authorization issued to Thaipo or B8/32 Partners by any Governmental Authority and necessary for the conduct of Thaipo’s or B8/32 Partners’ business or operations or which relates in any way to any Asset; or

(xi)                                enter into, or approve the entry into (A) any contract or arrangement, with the Sellers or an Affiliate of Seller(s) or (B) a joint operating agreement, unitization agreement, or co-operation agreement, farmin or farmout agreement, costs sharing agreement, areas of mutual interest agreement, abandonment agreement or allocation agreement, or (C) any other contract or arrangement for which the Purchasers will have a financial responsibility after Closing; or

(xii)                             agree to do any of the foregoing.

Purchasers’ consent of any action restricted by this Section 5.5 shall be considered granted within ten (10) Business Days of notice to Purchasers requesting such consent unless Purchasers notify Sellers to the contrary during that period.

Section 5.6                             Sellers Shall Not Dispose.  The Sellers shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Shares or B8/32 Partners Interests, or agree to do the same.

Section 5.7                             Indemnity Regarding Access.  Purchasers agree to indemnify, defend and hold harmless Sellers, their Affiliates, the other owners of interests in the Assets, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees), including, without limitation, claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Closing by Purchasers, its Affiliates, or its or their directors, officers, employees, agents or representatives even if caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of any indemnified Person or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including, but not limited to, theories of strict liability.

Section 5.8                             Consents and Preferential Rights.  Promptly after the date hereof, Sellers shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 3.5(h) requesting consents to the transactions contemplated by this Agreement and (ii) proper notices to the holders of any preferential rights to purchase or similar rights that are set forth on Schedule 3.5(h) requesting waivers of such rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement.  Sellers shall use reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Sellers shall not be required to make payments or financial accommodations or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  Purchasers shall, where requested and reasonable to do so, cooperate with Sellers in seeking to obtain such consents to assignment and waivers of preferential rights.

Section 5.9                             Governmental Reviews.  Sellers and Purchasers shall each in a timely manner make (a) all required filings, if any, and prepare applications to and conduct negotiations with each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in connection with the transactions contemplated hereby, and (b) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all reasonable efforts to assist the others with respect to such filings, applications and negotiations.

Section 5.10                      Thaipo Employees.  Subject to Thai Law and any agreement, award or benefit plan set forth in Schedule 3.3(i), Purchasers agree that all employees of Thaipo who are employed by Thaipo immediately prior to the Closing Date and listed in Schedule 3.3(i) (the “Employees”) shall continue to be employed by Thaipo immediately after the Closing Date; provided, however, that Purchasers and Thaipo shall have no obligation to continue employing such Employees for any length of time thereafter and nothing contained in this Agreement shall confer on any Employee any right to continued employment thereafter.  On and after the Closing

Date, Purchasers shall be solely responsible for any severance benefits or termination benefits that would be owed under Thai Law, any agreement, award or benefit plan set forth in Schedule 3.3(i), or otherwise to any Employee terminated on or after the Closing Date.

Section 5.11                      No Post-Closing Dividends.  After Closing for the remainder of the calendar year 2005, Purchasers (or their permitted assignee), as a shareholder in B8/32 Partners, shall neither vote nor consent to the distribution of a dividend from B8/32 Partners.

Section 5.12                      Further Assurances.  After Closing, each Party agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Parties for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 5.13                      Indemnification.  Sellers shall jointly and severally indemnify, defend and hold harmless Purchasers from and against the negative or adverse impact on the financial position of Thaipo and/or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) (a) as a result of any dividend declared or paid (or resolved to be paid) by B8/32 Partners between the Balance Sheet Date and Closing, or (b) caused by or arising out of or resulting from Sellers’ breach of any of the following covenants or representations or warranties made by Sellers (as the case may be):

(i)                                     the covenants not to permit Thaipo and, to the extent able to do so under the B8/32 Shareholders Agreement, B8/32 Partners, to declare or pay any dividends as contained in Section 5.5(ii);

(ii)                                  the covenants contained in Sections 5.5(iii) and (ix);

(iii)                               the covenants not to permit Thaipo and, to the extent able to do so under the B8/32 Shareholders Agreement, B8/32 Partners, to enter into, or approve the entry into, any contract or arrangement with Sellers or an Affiliate of Sellers as contained in Section 5.5(xi); and

(iv)                              the representations and warranties made by Sellers contained in Section 3.5(t).

For the avoidance of doubt, any indemnification under this Section 5.13 shall not be subject to, restricted or otherwise limited by anything contained in Section 10.3.

Section 5.14                      Amendments to Articles of Association.  Until Closing, Sellers will use their reasonable endeavors to amend the Articles of Association of B8/32 Partners regarding the arrangements as to voting that are required under, or pursuant to, the B8/32 Shareholders Agreement.

Section 5.15                      Insurance.  Sellers will use reasonable endeavors to provide all relevant insurance details with respect to Thaipo, B8/32 Partners and the Assets within five (5) Business Days before the Closing Date to assist Purchasers in obtaining insurance at Closing with respect thereto.

ARTICLE 6.  CONDITIONS TO CLOSING

Section 6.1                             Conditions of Sellers to Closing.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the satisfaction on or prior to Closing of each of the following conditions:

(a)                                  Representations.  The representations and warranties of Purchasers set forth in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except for such breaches as would not have a material adverse effect on the Purchasers or their assets;

(b)                                 Performance.  Purchasers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Sellers or any of their Affiliates) shall be pending or threatened by or before any Governmental Authority or arbitrator seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Sellers or any Affiliate of Sellers resulting therefrom, and no temporary restraining order, preliminary or permanent injunction or other order which would prevent the consummation of the transactions contemplated by this Agreement shall have been issued by any competent Governmental Authority or arbitrator;

(d)                                 Consents and Approvals.  All consents and approvals set forth on Schedule 3.5(h) shall have been granted; and

(e)                                  Preferential Purchase Rights.  All preferential purchase rights of third Persons set forth on Schedule 3.5(h) shall have expired or been waived.

Section 6.2                             Conditions of Purchasers to Closing.  The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject, at the option of Purchasers, to the satisfaction on or prior to Closing of each of the following conditions:

(a)                                  Representations.  The representations and warranties of Sellers set forth in Article 3 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for such breaches, if any, as would not have a Material Adverse Effect;

(b)                                 Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by them under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  On the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by Purchasers or any of their Affiliates) shall be pending or threatened before any Governmental Authority or arbitrator seeking to enjoin or restrain the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchasers or any Affiliate of Purchasers resulting therefrom and no temporary restraining order, preliminary or permanent injunction or other order which would prevent the consummation of the transactions contemplated by this Agreement shall have been issued by any competent Governmental Authority or arbitrator;

(d)                                 Consents and Approvals.  All consents and approvals set forth on Schedule 3.5(h) shall have been granted in respect of the consummation of the purchase and sale of the Shares and the B8/32 Partners Interests to the Purchasers as contemplated by this Agreement; and

(e)                                  Preferential Purchase Rights.  All preferential purchase rights of third Persons set forth on Schedule 3.5(h) shall have expired or been waived in respect of the consummation of the purchase and sale of the Shares and the B8/32 Partners Interests to the Purchasers as contemplated by this Agreement.

ARTICLE 7.  CLOSING

Section 7.1                             Time and Place of Closing.  The consummation of the purchase and sale of the Shares and the B8/32 Partners Interests contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchasers and Sellers, take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, at 10:00 a.m., local time, on July 19, 2005, or if all conditions in Article 6 to be satisfied prior to the Closing have not by that time and date been satisfied or waived, on the 5th Business Day after such conditions have been satisfied or waived (“Closing Date”), subject to the provisions of Article 9, or on such other date or time as is mutually agreed to by the Parties.

Section 7.2                             Obligations of Sellers at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchasers of their obligations pursuant to Section 7.3, Sellers shall deliver or cause to be delivered to Purchasers, among other things, the following:

(a)                                  Certificates representing (i) (subject to paragraph (iii) below) 400,560 Shares and 20,419 shares in B8/32 Partners, each duly endorsed (or accompanied by duly endorsed stock powers) for transfer to MOECO or their nominees and (ii) (subject to paragraph (iii) below) 599,440 Shares and 30,557 shares in B8/32 Partners, each duly endorsed (or accompanied by duly endorsed stock powers) for transfer to PTTEP Offshore or their nominees and (iii) representing those Shares and B8/32 Partners Interests held by individuals each duly endorsed (or accompanied by duly endorsed stock powers) for transfer to the nominee shareholders for the purposes of fulfilling the requirements under Thai Laws as to the minimum number of shareholders for a company incorporated under the Thai Laws.  For the purposes of Section 7.2(a)(i) and (ii), a Purchaser’s nominee must also be an Affiliate of such Purchaser (and details for which shall be provided by Purchasers to Sellers five (5) Business Days prior to Closing);

(b)                                 Resignations of the directors and officers of Thaipo and any Pogo-appointed directors of B8/32 Partners together with the waiver of all claims (if any) against Thaipo or B8/32 Partners;

(c)                                  Terminations of all existing powers of attorney granted by Thaipo or B8/32 Partners to any employee, officer or director of Sellers or their Affiliates;

(d)                                 A certificate duly executed by an authorized corporate officer of each Seller, dated as of the Closing, certifying on behalf of such Seller that (i) the conditions set forth in Sections 6.2(a) and 6.2(b) have been fulfilled, and (ii) all intercompany balances as between Pogo Overseas and Thaipo and Pogo and B8/32 Partners, respectively, have been settled and are no longer showing on the respective Balance Sheets of Thaipo and B8/32 Partners;

(e)                                  A certificate duly executed by the secretary or any assistant secretary of each Seller, dated as of the Closing, (i) attaching and certifying on behalf of such Seller complete and correct copies of (A) the memorandum of association and articles of association of such Seller, each as in effect as of the Closing, (B) the resolutions of the board of directors of such Seller authorizing the execution, delivery, and performance by such Seller of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of such Seller of this Agreement and the transactions contemplated hereby; and (ii) certifying on behalf of such Seller the incumbency of each officer of such Seller executing this Agreement or any document delivered in connection with the Closing;

(f)                                    All such relevant evidences showing the change of name of Thaipo as recommended by Purchasers pursuant to Section 11.5; and

(g)                                 A letter of instruction on terms mutually satisfactory to the relevant Parties to the financial institution providing the standby letter of credit provided pursuant to Section 2.2(b) hereof requesting a return of such letter of credit to the Purchaser who set it up or (if any Seller holds the original letter of credit) shall unconditionally release and return the letter of credit provided pursuant to Section 2.2(b) to the relevant Purchaser.

and the Sellers shall do or procure to be done the following:

(h)                                 procure the delivery to the Purchasers of:

(i)                                     duly executed transfers in the proportions set out in paragraph (a) above in favor of the Purchasers or their nominee(s) of all (and not part) of the Shares and B8/32 Partners Interests;

(ii)                                  the certificate of incorporation, tax registration certificate common seal, minute books, statutory registers and share certificate books relating to the Shares;

(iii)                               the resignation of the auditors of Thaipo;

(iv)                              originals of the concession agreements in relation to the Concession;

(v)                                 originals or certified true copies (where the originals are not available) of the Contracts; and

(vi)                              any other documents or forms duly signed or executed by the Sellers as required by the Ministry of Commerce of Thailand or any other Governmental Authority; and

(i)                                     procure board meetings of Thaipo and B8/32 Partners are held at which the transfers referred to in paragraph (h)(i) above are approved for registration (subject only to their being duly stamped);

(j)                                     procure a shareholders’ meetings of Thaipo and B8/32 partners are held at which the shareholders approve:

(i)                                     the resignation of all the directors and officers referred to in paragraph (b) above and the appointment as new directors and authorized signatories of Thaipo and B8/32 Partners of such persons as the Purchasers nominate and details of which shall be notified to the Sellers at least five (5) Business Days prior to Closing; and

(ii)                                  the amendment of all mandates to bankers terminating the authority of current Thaipo authorized persons and Pogo appointed B8/32 Partners authorized persons, if any and giving authority to operate the bank accounts of Thaipo and B8/32 Partners to persons nominated by the Purchasers and details of which shall be notified to the Sellers at least five (5) Business Days prior to Closing; and

(k)                                  copies of consents, approvals and waivers referred to in Schedule 3.5(h).

Section 7.3                             Obligations of Purchasers at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 7.2, Purchasers shall deliver or cause to be delivered on a joint and several basis in the case of paragraph (a) below to Sellers, among other things, the following:

(a)                                  A wire transfer to Sellers of the Purchase Price less that part of the Performance Deposit in the Escrow Account plus any interest earned thereon in same-day funds to bank accounts the details of which shall be designated by Sellers to Purchasers five (5) Business Days prior to the Closing;

(b)                                 A certificate executed by an authorized corporate officer or duly authorized officer of each Purchaser, dated as of the Closing, certifying on behalf of each Purchaser that the conditions set forth in Sections 6.1(a) and 6.1(b) have been fulfilled; and

(c)                                  A certificate duly executed by the secretary or any assistant secretary or duly authorized person of each Purchaser, dated as of the Closing, (i) attaching and certifying on behalf of each Purchaser complete and correct copies of (A) the certificate of incorporation and the bylaws of each Purchaser or equivalent constitutional or governance documents in each Purchaser’s jurisdiction, each as in effect as of the Closing, (B) the resolutions of the board of directors of each Purchaser authorizing the execution, delivery, and performance by each

Purchaser of this Agreement and the transactions contemplated hereby, and (C) any required approval by the stockholders of each Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of each Purchaser the incumbency of each officer or duly authorized person of each Purchaser executing this Agreement or any document delivered in connection with the Closing.

(d)                                 The details (including the names and addresses) of the individuals persons nominated by the Purchasers to be shareholders of B8/32 Partners and Thaipo as contemplated under Section 7.2(a)(iii), which shall be provided to Sellers by Purchasers five (5) Business Days prior to Closing.

Section 7.4                             Casualty or Condemnation Loss.  If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is terminated, revoked or expropriated or taken in condemnation or under right of eminent domain, the Purchasers shall not be obliged to proceed to Closing, and Purchasers may elect to terminate this Agreement under Section 9.1, if the loss caused by such casualty or a termination, revocation, expropriation of Assets (or any of them) or a taking of Assets (or any of them) in condemnation or under right of eminent domain exceeds fifteen percent (15%) of the Purchase Price.

ARTICLE 8.  TAX MATTERS

Section 8.1                             Liability for Taxes.

(a)                                  From and after the Closing, Sellers jointly and severally shall bear, and shall indemnify, defend and hold harmless Purchasers from and against, any Taxes measured by income, revenues, profits or capital gains that are imposed on or incurred by Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) and attributable to any taxable period ending prior to the Balance Sheet Date, and the portion, determined as described in Section 8.1(c), of any such Taxes for any taxable period beginning prior to the Balance Sheet Date and ending at or after the Balance Sheet Date which is allocable to the portion of such period occurring prior to the Balance Sheet Date (the “Pre-Effective Time Period”), but excluding only so much of the amount of any such Taxes that have been expressly stated as accrued liabilities of Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) on the Balance Sheets.

(b)                                 From and after the Closing, Purchasers shall bear, and shall jointly and severally indemnify and hold harmless Sellers and their Affiliates from and against, any Taxes measured by income, revenues, profits or capital gains that are imposed on or incurred by Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) and attributable to any taxable period beginning at or after the Balance Sheet Date, and the portion, determined as described in Section 8.1(c), of any such Taxes for any taxable period beginning prior to the Balance Sheet Date and ending at or after the Balance Sheet Date which is allocable to the portion of such period occurring at or after the Balance Sheet Date (the “Post-Effective Time Period”), and only so much of the amount of any such Taxes that have been expressly stated as accrued liabilities of Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) on the Balance Sheets.

(c)                                  Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes of or with respect to Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) for a taxable period beginning prior to and ending after the Balance Sheet Date which is allocable to the Pre-Effective Time Period or the Post-Effective Time Period, the determination shall be made by assuming that each of the Pre-Effective Time Period and the Post-Effective Time Period constitutes a separate taxable period and by taking into account the actual taxable events occurring during each such period.

(d)                                 Any claim for indemnification under this Section 8.1 shall, except to the extent otherwise provided in this Article 8, be resolved in accordance with the procedures described in Section 8.5.

Section 8.2                             Preparation and Filing of Tax Returns.

(a)                                  With respect to each Tax Return for, by or with respect to Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) that is required to be filed on or before the Closing Date, Sellers shall cause (or in the case of B8/32 Partners use reasonable efforts to cause) such Tax Return to be prepared, shall cause (or in the case of B8/32 Partners use reasonable efforts to cause) to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively “Tax Items”) required to be included therein and shall timely file or cause to be filed (assuming it has authority to do so) such Tax Return with the appropriate taxing authority and shall (subject to any right of indemnification under Section 8.1) pay the amount of Taxes shown to be due on such Tax Return.  Upon request, Sellers shall provide to Purchasers copies of all Tax Returns required to be filed by either Thaipo or B8/32 Partners on or before the Closing Date along with proof of payment of any associated foreign Taxes reflected on such Tax Returns.

(b)                                 With respect to each Tax Return for, by or with respect to Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) that is required to be filed after the Closing Date, Purchasers shall cause (or in the case of B8/32 Partners use reasonable efforts to cause) such Tax Return to be prepared, shall cause (or use reasonable efforts to cause) to be included in such Tax Return all Tax Items required to be included therein, and shall cause Thaipo to file timely (assuming it has authority to do so) such Tax Return with the appropriate taxing authority and shall (subject to any right of indemnification under Section 8.1) pay timely the amount of Taxes shown to be due on such Tax Return.  Upon request, Purchasers shall provide to Sellers copies of all Tax Returns required to be filed by either Thaipo or B8/32 Partners after the Closing Date for tax years which include the Closing Date, along with proof of payment of any associated foreign Taxes reflected on such Tax Returns.

(c)                                  Where either Sellers or Purchasers file a Tax Return for a taxable period for which the other is responsible, in whole or in part, for payment of Taxes under the terms of Section 8.1, the filing Party shall submit a draft of such Tax Return to the other responsible Party or Parties for their review and comment at least thirty (30) days prior to filing, the other responsible Party or Parties shall submit their comments to the filing Party at least five (5) Business Days prior to filing.

(d)                                 Any Tax Return to be prepared pursuant to the provision of this Article shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law or in interpretation of the relevant Governmental Authority or for changes that may be necessary due to the manifest error in prior years.

Section 8.3                             Allocation Arrangements.  At the Closing, any tax indemnity, sharing, allocation or similar agreement or arrangement that imposes any burden on Thaipo or B8/32 Partners and is in effect prior to the Closing between or among Thaipo and its Affiliates or B8/32 Partners and Affiliates of Pogo (to the extent Pogo has the right to do so) shall be extinguished in full, effective as of the Balance Sheet Date, and any liabilities or rights existing under any such agreement or arrangement shall cease to exist and shall no longer be enforceable.

Section 8.4                             Access to Information.

(a)                                  Sellers shall grant to Purchasers (or their designees) access at all reasonable times to all of the information, books and records relating to Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) within the possession of Sellers or their Affiliates (including, without limitation, work papers and correspondence with taxing authorities), and shall afford Purchasers (or their designees) the right (at Purchasers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchasers (or their designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims among the Parties arising under, this Article 8.

(b)                                 Purchasers shall grant to Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) within the possession of Purchasers, their Affiliates, Thaipo or B8/32 Partners (including, without limitation, work papers and correspondence with taxing authorities), and shall afford Sellers (or their designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or their designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims among the Parties arising under, this Article 8.

(c)                                  Each of the Parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) or to any claims, audits or other proceedings affecting Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

Section 8.5                             Tax Proceedings.

(a)                                  In the event Purchasers, Thaipo, B8/32 Partners or any of their Affiliates receives notice of any examination, claim, adjustment or other proceeding with respect to the liability of Thaipo or B8/32 Partners (to the extent attributable to the B8/32 Partners Interests) for Taxes attributable to any period for which Sellers are or may be jointly and severally responsible, in whole or in part, for payment of Taxes under the terms of Section 8.1, Purchasers shall, within five (5) Business Days, notify Sellers in writing thereof. Subject to the procedures described in this Agreement Sellers shall be entitled, at their expense, to control or settle the contest of such examination, claim, adjustment or other proceeding,  Sellers and Purchasers shall cooperate with each other, and with their respective Affiliates, and will consult with each other in the negotiation and settlement of any proceeding described in this Section 8.5 that could affect the other and Purchasers will provide, or cause to be provided, to Sellers and their Affiliates necessary authorizations, including, without limitation, powers of attorney, to control any such proceeding.

(b)                                 At least ten (10) Business Days prior to taking such contest or action or prior to due date for any payment of Tax claim, Sellers shall have furnished to Purchasers (i) an opinion of an independent tax counsel, which counsel shall be reasonably acceptable to Purchasers, to the effect that a reasonable basis exists for such contest or action; (ii) a written notice of Sellers’ determination to contest Tax claim; and (iii) a written confirmation to pay to Purchasers on demand all costs and expenses as described in Section 10.2 (g) or which Purchasers, Thaipo, B8/32 Partners or any of their Affiliates may incur in connection with contesting such claim or appeal, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements as well as to provide a bank guarantee or collateral to the relevant Governmental Authority as may be necessarily required to defer the enforcement of Tax claim by such Governmental Authority.  In the case where Tax is required to be paid to prevent the enforcement of Tax claim by the relevant Governmental Authority or Sellers determines that Tax claim will be paid and refund will be pursued thereafter, Sellers shall have advanced to Purchasers, on an interest-free basis, the amount of such claim.

Section 8.6                             Refunds.  Purchasers agree to pay to Sellers any refund (whether by payment, credit, offset or otherwise) received after the Closing by Purchasers or their Affiliates, including Thaipo, or B8/32 Partners, to the extent attributable to the B8/32 Partners Interest, in respect of any Taxes for which Sellers have made payment to the Purchasers under Articles 8 and 10 so as to leave the Purchasers in no better or worse position than if the liability in question had not existed.  Purchasers shall cooperate with Sellers and their Affiliates in order to take all necessary steps to claim any such refund.  Any such refund received by Purchasers or their Affiliates or Thaipo shall be paid to Sellers within thirty (30) days after such refund is received.

Section 8.7                             Conflict.  In the event of a conflict between the provisions of this Article 8 and any other provision of this Agreement, this Article 8 shall prevail.

Section 8.8                             Section 338(g) Elections.  Purchasers will, if requested by Sellers, make any one or more elections permitted by Section 338(g) of the Code as a result of the purchase of the Shares and the B8/32 Partners Interests but will not otherwise make any such election.  Sellers will indemnify, defend and hold harmless Purchasers from and against any potential adverse Tax claim, liability, loss, award, expense or consequence suffered or incurred by Purchasers under either Thai or U.S. Tax Laws as a result of Purchasers election, at the request of Sellers, under this Section 8.8.

ARTICLE 9.  TERMINATION AND AMENDMENT

Section 9.1                             Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                  by the mutual prior written consent of Sellers and Purchasers;

(b)                                 by Purchasers under Section 7.4;

(c)                                  by either Sellers or Purchasers if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently enjoining or otherwise permanently prohibiting the transactions contemplated by this Agreement;

(d)                                 by Sellers or Purchasers if there has been a breach of any representation, warranty, covenant or agreement on the part of any Seller or Purchasers set forth in this Agreement, which breach would, if uncured at the Closing, cause the conditions set forth in Section 6.1(a) or Section 6.1(b) (in the case of termination by Sellers) or Section 6.2(a) or Section 6.2(b) (in the case of termination by Purchasers) not to be satisfied; or

(e)                                  by either Sellers or Purchasers, if Closing has not occurred on or before October 31, 2005, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 9.1(e) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its representations, warranties, covenants and agreements hereunder.

Section 9.2                             Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 1.2, 3.5(m), 4.9, the last sentence of 5.1, 5.3, 5.7, 11.4, 11.8, 11.9, 11.16, 11.17 and 11.18 and of the Confidentiality Agreements, all of which shall continue in full force and effect).  Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement under Sections 9.1(d) or 9.1(e) shall not relieve any Party from liability failure to perform or observe in any material respect any of its representations, warranties, covenants and agreements contained herein that are to be performed or observed at or prior to Closing.  In the event this Agreement terminates under Sections 9.1(d) or 9.1(e) and any Party or Parties have failed to perform or observe in any material respect any of its representations, warranties, covenants and agreements contained herein which are to be performed at or prior to Closing, then the other Party or Parties shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party or Parties may be entitled.  Additionally, if Closing does not occur, Sellers shall refund that portion of the Performance Deposit in the Escrow Account, together with any interest earned thereon, as well as deliver a letter of instruction on terms mutually satisfactory to the relevant Parties to the financial institution providing the standby letter of credit provided pursuant to Section 2.2(b) hereof requesting a return of such letter of credit to the Purchaser who set it up or (if any Seller holds the original letter of credit) shall unconditionally release and return the letter of credit provided pursuant to Section 2.2(b) to the relevant Purchaser, unless Closing did not occur because of a termination of this Agreement pursuant to (i) Section 9.1(d) as a result of a breach by Purchasers, or (ii) Section 9.1(e) as a result of Purchaser’s negligent or wilful failure to perform or observe in any material respect its representations, warranties, covenants and agreements hereunder, in each such case, Sellers shall be entitled to retain the full the Performance Deposit and (i) have all funds held in the Escrow Account, together with any interest earned thereon, released to them from Escrow Account, and/or (ii) draw down on any standby letter of credit the full amount represented thereby, as the case may be, as liquidated damages and not a penalty, in addition to all other remedies available to Sellers at law or in equity.

ARTICLE 10.  INDEMNIFICATION; LIMITATIONS

Section 10.1                      Indemnification.

(a)                                  From and after Closing:

(i)                                     the Purchasers shall jointly and severally indemnify, defend and hold harmless Sellers from and against all Damages incurred or suffered by Sellers caused by or arising out of or resulting from any non compliance with Environmental Laws and any liability or obligation after Closing Date in abandoning any field property or facilities in relation to the Contract Area;

(ii)                                  the Purchasers shall jointly and severally indemnify, defend and hold harmless Sellers from and against all Damages incurred or suffered by Sellers caused by or arising out of or resulting from Purchasers’ breach of any of Purchasers’ covenants or agreements contained in Article 5; or

(iii)                               each Purchaser shall severally indemnify, defend and hold harmless Sellers from and against all Damages incurred or suffered by Sellers caused by or arising out of or resulting from any breach of any representation or warranty made by it contained in Article 4 of this Agreement or in the certificate delivered by it at Closing pursuant to Section 7.3(b);

even if such damages are caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of any Indemnified Person or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including, but not limited to, theories of strict liability but excepting in each case Damages against which Sellers would be required to indemnify jointly and severally Purchasers under Section 10.1(b) at the time the claim notice is presented by Sellers as a consequence of a breach of either Seller’s representations, warranties, covenants or agreements.

(b)                                 From and after Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless each of the Purchasers against and from all Damages incurred or suffered by such Purchaser:

(i)                                     caused by or arising out of or resulting from any non compliance with Environmental Laws and any liability or obligation on or before Closing Date in abandoning any field property or facilities in relation to the Contract Area;

(ii)                                  caused by or arising out of or resulting from the Sellers’ breach of any of the Sellers’ covenants or agreements contained in Article 5; or

(iii)                               caused by or arising out of or resulting from any breach of any representation or warranty made by the Sellers contained in Article 3 of this Agreement, or in the certificates delivered by the Sellers at Closing pursuant to Section 7.2(d);

even if such damages are caused in whole or in part by the gross, sole, joint, concurrent, active or passive negligence of any Indemnified Person or any third party and regardless of who may be at fault or otherwise responsible under any other contract or any statute, rule or theory of law including, but not limited to, theories of strict liability

(c)                                  Save as otherwise provided, this Section 10.1 contains the Parties’ exclusive post-Closing remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 3, 4 and 5 (excluding Section 5.7, which shall be separately enforceable by Sellers pursuant to whatever rights and remedies are available to them outside of this Article 10) and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Sections 7.2(d) or 7.3(b), as applicable.

(d)                                 “Damages”, for purposes of this Article 10, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts or otherwise including, without limitation, reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that Purchasers and Sellers shall not be entitled to indemnification under this Section 10.1 for, and “Damages” shall not include (i) loss of profits or other consequential damages suffered by the Party claiming indemnification, or any punitive damages (other than special, indirect, incidental, consequential or punitive damages awarded to third parties), or (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any Indemnified Person after the Closing Date.

(e)                                  The indemnity to which each Party is entitled under this Section 10.1 shall be for the benefit of and extend to such Party’s present and former Affiliates, and its and their respective directors, officers, employees, and agents.  Any claim for indemnity under this Section 10.1 by any such Affiliate, director, officer, employee or agent must be brought and administered by the applicable Party to this Agreement.  No Indemnified Person other than Sellers and Purchasers shall have any rights against either Sellers or Purchasers under the terms of this Section 10.1 except as may be exercised on its behalf by Purchasers or Sellers, as applicable, pursuant to this Section 10.1(e).  Each of Sellers and Purchasers may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified

Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(f)                                    Purchasers shall not conduct (or have conducted on its behalf) any material remediation operations with respect to any claimed Damages relating to a breach of Sellers’ representation or warranty pursuant to Section 3.5(c) or any Claim relating to the subject matter of such representation or warranty without first giving Sellers notice of the remediation with reasonable detail at least forty five (45) days prior thereto (or such shorter period of time as shall be required by any Governmental Authority).  Provided that Sellers shall be permitted to conduct any remediation operations, Sellers shall have the option (in their sole discretion) to conduct (or have conducted on their behalf) such remediation operations and if Sellers exercise such option, Sellers shall (i) give Purchasers notice of the remediation, subject to Purchasers’ approval, with reasonable detail setting out the specific remediation activities to be conducted and a working timetable whereby Sellers shall be bound by the remediation notice once approved by Purchasers and (ii) deposit a sum of money equal to the amount of claimed Damages into an account in the joint names of Sellers and Purchasers as performance bond over the remediation operations to be carried out in accordance with the approved notice of remediation.  If Sellers shall not have notified Purchasers of their agreement to conduct such remediation operations within such specified period, Purchasers may conduct (or have conducted on their behalf) such operations.  Purchasers and Sellers agree that any remediation activities undertaken with respect to the Assets, whether conducted by Purchasers or Sellers, shall be reasonable in extent and cost effective and shall not be designed or implemented in such a manner as to exceed what is required to cause a condition to be brought into compliance with the Environmental Laws.  In any event, any remediation activities to be conducted by Sellers with respect to the Assets shall be conducted in manner such that following the remediation activities, the relevant Assets shall be in a standard and, or state that are at least comparable to a standard and, or state of the assets prior to the breaches under Section 10.1.  All remediation activities conducted by Sellers under this Agreement shall be conducted to the extent reasonably possible so as not substantially interfere with Purchasers’ operation of the Assets.

Section 10.2                      Indemnification Actions.  All claims for indemnification under Section 10.1 shall be asserted and resolved as follows:

(a)                                  For purposes of this Article 10, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 10, and the term “Indemnified Person” when used in connection with particular Damages shall mean a Person having the right to be indemnified with respect to such Damages pursuant to this Article 10.

(b)                                 To make claim for indemnification under Section 10.1, an Indemnified Person shall notify, in writing the Indemnifying Person of its claim, including reasonable details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.2 shall not relieve the Indemnifying Person of its obligations under Section 10.1, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Claim under this Article 10.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, the Indemnifying Person shall conclusively be deemed obligated to provide the requested indemnification as set out in the Claim Notice.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)                                 If the Indemnifying Person admits its obligation to indemnify the Indemnified Person, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including, without limitation, any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person, at its sole cost and expense, may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.2(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all liability in respect of such Claim) or (ii) may materially and adversely affect the reputation of the Indemnified Person or the Indemnified Person is or would be commercially prejudiced in the Indemnified Person’s reasonable opinion (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Person does not admit its obligation to indemnify the Indemnified Person or admits its obligation but fails to diligently defend or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(f)                                    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its liability for such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the amount of such Damages shall conclusively be deemed a liability of the Indemnifying Person hereunder.

(g)                                 Notwithstanding any other provision of this Section 10, the Indemnified Person shall not be obliged to take any action unless it receives security to its reasonable satisfaction from the Indemnifying Party for all liabilities, damages or losses and for all costs and expenses which it may incur or suffer in respect of the defense, action, act, thing, co-operation, access and assistance required or requested by the Indemnifying Party.

Section 10.3                      Limitation on Actions.

(a)                                  The representations and warranties of the Parties in Article 3 (excluding Section 3.5(b) which shall survive Closing for a period of five (5) years, Section 3.5(c) which shall survive Closing for a period of two (2) years, and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Section 7.2(d), which shall survive Closing for the same period in each case as the representation and warranty given on signing), Article 4, and the covenants and agreements of the Parties in Article 5 (excluding Section 5.7, which shall survive indefinitely), and the corresponding representations and warranties given in the certificates delivered at Closing pursuant to Sections 7.2(d) and 7.3(b), as applicable, shall survive the Closing for a period of twelve (12) months.  The remainder of this Agreement shall survive the Closing without time limit except as may otherwise be expressly provided herein.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)                                 The indemnities in Sections 10.1(a)(ii), 10.1(a)(iii), 10.1(b)(ii) and 10.1(b)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.  The indemnities in Sections 5.7 and 10.1(a)(i) shall continue without time limit.  The indemnities in Section 10.1(b)(i) shall survive Closing for a period of two (2) years.

(c)                                  No Seller shall have any liability for any indemnification under Section 10.1 until and unless the aggregate amount of the liability for all Damages for which Claim Notices are delivered by a Purchaser or Purchasers to such Seller exceeds US$1,000,000, and then only to the extent such Damages exceed US$1,000,000, provided that this Section 10.3(c) shall not apply to any liability for indemnification arising under Sections 3.3(a), 3.4(a), 3.5(j) or 10.1(b)(i).

(d)                                 Notwithstanding anything to the contrary contained elsewhere in this Agreement other than any liability for any indemnification under Sections 3.3(a), 3.4(a) and 3.5(j) where the maximum amount of the liability shall be equivalent to the Purchase Price, Sellers, collectively, shall not be required to indemnify Purchasers under this Article 10 for aggregate Damages in excess of an amount equivalent to 25% of the Purchase Price.

(e)                                  The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

ARTICLE 11.  MISCELLANEOUS

Section 11.1                      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 11.2                      Notices.  All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing, in English and delivered personally, by telecopy or by recognized international courier service, as follows:

If to Pogo:	Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas 77046
Attention: Corporate Secretary
Telephone: 713-297-5000
Telecopy: 713-297-4970

If to Pogo Overseas:	Pogo Overseas Production B.V.
Strawinskylaan 1725
Toren B 17HG
1077XX
Amsterdam

With a copy to:	c/o Pogo Producing Company
5 Greenway Plaza, Suite 2700
Houston, Texas 77046
Attention: Corporate Secretary
Telephone: 713-297-5000
Telecopy: 713-297-4970

With a copy in either case to:	Baker Botts L.L.P.
910 Louisiana
Attention: Stephen Massad
Telephone: 713-229-1234
Telecopy: 713-229-1522

If to PTTEP Offshore:	PTTEP Offshore Investment Company Limited
c/o PTT Exploration and Production Public Company Limited
PTTEP Office Building
555 Vibhavadi-Rangsit Road
Chatuchak, Bangkok, 10900, Thailand
Attention: Senior Vice President, Business Development and International Investments
Telephone: 662-537-4718
Telecopy: 662-537-4978

If to PTTEP:	PTT Exploration and Production Public Company Limited
PTTEP Office Building
555 Vibhavadi-Rangsit Road
Chatuchak, Bangkok, 10900, Thailand
Attention: Senior Vice President, Business Development and International Investments
Telephone: 662-537-4718
Telecopy: 662-537-4978

If to MOECO:	Mitsui Oil Exploration Co., Ltd.
Hibiya Central Bldg. 11 Fl.
2-9, Nishi Shimbashi 1-Chome
Minato-Ku, Tokyo 105-0003
Japan
Attention: General Manager, Projects and New Ventures Division
Telephone: 81-3-3502-5824
Telecopy: 81-3-3502-5768

With a copy in either case to:	Herbert Smith
23rd Floor Gloucester Tower
11 Pedder Street, Central
Hong Kong
Attention: Tim Steadman/Anna Howell
Telephone: 852-2845-6639
Telecopy: 852-2845-9099

Any Party may change its address for notice by notice to the others in the manner set forth above.  All notices so served pursuant to this Section shall be deemed to have been duly received by the Party to which such notice is addressed as provided in the following manner:

(a)                                  a notice given by personal delivery, is deemed to have been received when delivered at the address set out in the above (provided that if it is delivered after 17:00 on a Business Day, it shall be deemed to be received on the next following Business Day);

(b)                                 a notice given by recorded delivery post, is deemed to have been received on receipt; and

(c)                                  a notice given by facsimile transmission, is deemed to have been received on completion of its transmission, subject to reasonable evidence of transmission (provided that if it is received after 17:00 on a Business Day, it shall be deemed to be received on the next following Business Day).

Section 11.3                      Sales or Use Tax, Recording Fees and Similar Taxes and Fees.  Purchasers shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Thai Taxes, recording fees and similar Thai Taxes and fees incurred and imposed upon, or with respect to, the execution of this Agreement, the transfer of the Shares and B8/32 Partners Interests to Purchasers, or the other transactions contemplated hereby, provided, however, that Sellers shall jointly and severally bear and pay any Tax on the income, profits or capital gains received by Sellers in connection with such transactions.  If such transfers or transactions are exempt from any such Taxes or fees upon the filing of an appropriate certificate or other evidence of exemption, Purchasers shall timely furnish to Sellers such certificate or evidence.

Section 11.4                      Expenses.  Except as provided in Section 11.3, all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing including, without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and all such expenses incurred by Purchasers shall be borne solely and entirely by Purchasers.

Section 11.5                      Change of Name.  Sellers shall, prior to the Closing Date, amend the organizational and formation documents of Thaipo to change Thaipo’s name and Sellers shall consult with, and seek the recommendation of, Purchasers as to the proposed change of name of Thaipo.  Promptly after the Closing, Purchasers shall make any filings necessary to change the name of all local branches through which Thaipo does business accordingly.  As promptly as practicable, but in any case within thirty (30) days after the Closing Date, Purchasers shall eliminate the name “Thaipo” and any abbreviations or variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

Section 11.6                      Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, letters of credit, guarantees and other forms of credit support, if any, posted by Sellers or any other Affiliate of Sellers with any Governmental Authority or third Person and relating to Thaipo, B8/32 Partners or the Assets are to be transferred to Purchasers.  Schedule 11.6 sets forth the complete and accurate copies of the bonds, letters of credit, guarantees and other forms of credit support posted by Sellers or any other Affiliate of Sellers, and, Purchasers shall obtain, or cause to be obtained in the name of

Purchasers, replacements for such bonds, letters of credit, guarantees and other forms of credit support, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit, guarantees and other forms of credit support posted by Sellers and such Affiliates or to consummate the transactions contemplated by this Agreement.

Section 11.7                      Records.

(a)                                  Within twenty (20) days after the Closing Date, Sellers shall deliver or cause to be delivered to Purchasers any Records that are in the possession of Sellers or their Affiliates.  Sellers may retain copies of any Records.

(b)                                 Purchasers, for a period of seven (7) years following the Closing, shall (i) retain the Records, (ii) provide Sellers, their Affiliates, and each such Person’s respective officers, employees and representatives with access to the Records during normal business hours for review and copying at Sellers’ expense and (iii) provide Sellers, their Affiliates, and each such Person’s respective officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any claim for indemnification made under Section 10.2 of this Agreement (excluding, however, attorney work product and attorney-client communications with respect to any such claim being brought by Purchasers under this Agreement) for review and copying at Sellers’ expense and to Purchasers’ and their Affiliates’ respective officers, employees and representatives for the purpose of discussing any such claim, provided that Purchasers shall have the right to have its own representatives present during any such meeting.

Section 11.8                      Governing Law.  This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

Section 11.9                      Arbitration.  It is agreed, as a severable and independent arbitration agreement separately enforceable from the remainder of this Agreement, that any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including, without limitation, any dispute as to the construction, validity, interpretation, enforceability, or breach of this Agreement, shall be exclusively and finally settled by arbitration in accordance with this Section 11.9.  Any Party may submit such a dispute, controversy, or claim to arbitration by notice to the other Parties and the administrator for the American Arbitration Association (“AAA”).  The arbitration proceedings shall be conducted in London, England in accordance with the International Arbitration Rules of the American Arbitration Association as in effect on the date hereof.  The arbitration shall be heard and determined by three (3) arbitrators.  Within twenty (20) days of the submission of the notice of arbitration, Seller(s) shall appoint an arbitrator of its choice and Purchasers shall appoint an arbitrator of its choice.  The Party appointed arbitrators shall in turn appoint a presiding arbitrator for the tribunal within twenty (20) days following the appointment of the second Party appointed arbitrator.  If the Party appointed arbitrators cannot reach agreement on a presiding arbitrator for the tribunal and/or Purchasers or Seller(s) fail to appoint their Party appointed arbitrator within the applicable period, the AAA shall act as appointing authority to appoint an independent arbitrator with at least ten (10) years experience in the legal, accounting and/or commercial aspects of the petroleum industry and shall be of a nationality other than the nationality of the Party appointed arbitrator(s).  None of the arbitrators shall have been an employee of or consultant to any Party to this Agreement or any of its Affiliates within the five (5) year period preceding the arbitration, or have any financial interest in the dispute, controversy, or claim.  All decisions of the arbitral tribunal shall be by majority vote.  The arbitration shall be conducted in the English language.  The arbitrators may not award special, indirect, incidental, consequential or punitive damages except those claimed by Persons other than Indemnified Persons under this Agreement for which responsibility is being allocated between the Parties.  Privileges protecting attorney client communications and attorney work product from compelled disclosure or use in evidence, as recognized by the courts of the State of New York, United States of America, shall apply to and be binding in any arbitration proceeding conducted under this Section 11.9. By agreeing to arbitration pursuant to this clause, the Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, insofar as such waiver may be validly made.

Section 11.10               Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 11.11               Waivers.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by the Party or Parties to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 11.12               Assignment.

(a)                                  Save as provided in Section 11.12(b), no Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Parties and any transfer or delegation made without such consent shall be void.

(b)                                 Notwithstanding the aforementioned, a Purchaser may assign or otherwise transfer the benefits of the representations, and warranties and the related indemnities to any of its Affiliate(s) nominated to acquire the Shares and the B8/32 Partners Interests pursuant to Section 7.2(a).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 11.13               Entire Agreement.  The Confidentiality Agreements, this Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 11.14               Amendment.  This Agreement may be amended or modified only by an agreement in writing signed by all Parties and expressly identified as an amendment or modification.

Section 11.15               No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchasers and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 10.1(e).

Section 11.16               References.  In this Agreement:

(a)                                  References to any gender includes a reference to all other genders;

(b)                                 References to the singular includes the plural, and vice versa;

(c)                                  Reference to any Article or Section means an Article or Section of this Agreement;

(d)                                 Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)                                  Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)                                    “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term; and

(g)                                 Reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

(h)                                 If a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(i)                                     The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

(j)                                     Reference to the Sellers in this Agreement shall be deemed to refer to each Seller and the obligations, undertakings, warranties and representations of the Sellers shall be joint and several or given on a joint and several basis (as the case may be) on the part of each Seller.  Each of the Sellers acknowledge that each Seller is individually contracted to the Purchasers.

(k)                                  Reference to the Purchasers in this Agreement shall be deemed to refer to each Purchaser and the obligations, undertakings, warranties and representations of the Purchasers shall be joint and several or given on a joint and several basis (as the case may be) on the part of each Purchaser where expressly so provided in this Agreement but not otherwise.  Each of the Purchasers acknowledge that each Purchaser is individually contracted to the Sellers.

(l)                                     References in this Agreement to the B8/32 Partners Shareholders Agreement shall be construed on the basis that the shareholders of B8/32 Partners have, through their course of conduct, acted in such a manner consistent with the amendments to the Articles of Association of B8/32 Partners referred to in clause 3 of the B8/32 Shareholders Agreement and that Pogo has exercised or will exercise its rights thereunder accordingly in connection with its obligations hereunder.

Section 11.17               Construction.  Each Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability.  Each of Sellers and Purchasers has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.

Section 11.18               Limitation on Damages.  Notwithstanding anything to the contrary contained herein, none of Purchasers, Sellers or any of their respective Affiliates shall be entitled to special, indirect, incidental, consequential or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than special, indirect, incidental, consequential or punitive damages suffered by third Persons) and each of the Parties, for itself and on behalf of its Affiliates, hereby expressly waives any right to special, indirect, incidental, consequential, or punitive damages in connection with this Agreement and the transactions contemplated hereby.  After Closing, none of Purchasers, Sellers or any of their respective Affiliates shall be entitled to consequential damages in connection with this Agreement and the transactions contemplated hereby (other than special, indirect, incidental, consequential or punitive damages suffered by third Persons) and each of the Parties, for itself and on behalf of its Affiliates, hereby waives any right to special, indirect, incidental, consequential or punitive damages after Closing in connection with this Agreement and the transactions contemplated hereby.

Section 11.19               Confidentiality.  Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreements remain in full force and effect, provided that if and when Closing occurs and effective on the Closing Date, the Confidentiality Agreements shall terminate.  Sellers agree to keep confidential after Closing all material information with respect to Thaipo, B8/32 Partners or the Assets and not disclose the same except to Sellers’ directors, officers and employees and advisers on a need to know basis, except for such information which (i) is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by Sellers or their respective Affiliates in violation of this Section 11.19 or any other duty or obligation), (ii) was available to Sellers or their respective Affiliates on a non-confidential basis from a source other than Purchasers, provided that such source is not and was not prohibited from transmitting the information to Sellers or their respective Affiliates by a contractual, legal, fiduciary or other obligation to Purchasers, (iii) has been independently developed by Sellers or their respective Affiliates without violation of any obligation under this Section 11.19, or (iv) is otherwise required by law or stock exchange regulations to be disclosed by Sellers or their respective Affiliates.

Section 11.20               PTTEP Guarantee.  PTTEP unconditionally guarantees the full, complete and timely performance by PTTEP Offshore of all of PTTEP Offshore’s obligations under this Agreement.  In connection with PTTEP’s guarantee in this Section 11.20, Sellers have the right to bring an action directly against PTTEP without first having to make a claim against PTTEP Offshore.

[Signature pages to follow.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.

SELLERS:		PURCHASERS:

POGO PRODUCING COMPANY		PTTEP OFFSHORE INVESTMENT COMPANY LIMITED

By:	/s/ Stephen R. Brunner	By:	/s/ Maroot Mrigadat
	Stephen R. Brunner		Name:	Maroot Mrigadat
	Executive Vice President - Operations		Title:	President

POGO OVERSEAS PRODUCTION B.V.		MITSUI OIL EXPLORATION CO., LTD.

By:	Pogo Producing Company,	By:	/s/ Junji Sato
	its Managing Director		Name:	Junji Sato
			Title:	President

By:	/s/ Stephen R. Brunner
Stephen R. Brunner
Executive Vice President - Operations

PTTEP

PTT EXPLORATION AND PRODUCTION PUBLIC COMPANY LIMITED

		By:	/s/ Maroot Mrigadat
			Name:	Maroot Mrigadat
			Title:	President